EXHIBIT 2.1

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

VIE FINANCIAL GROUP, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Vie Financial Group, Inc., a Delaware corporation (the “Company”), in accordance with Section 281(b) of the General Corporation Law of the State of Delaware (“DGCL”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.	Adoption of Plan of Liquidation. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan, and holders of a majority of the outstanding shares of common stock, par value $.01 per share (the “Common Stock”) of the Company entitled to vote (approximately 86% of such outstanding shares), have executed written consents under Section 228 of the DGCL approving the Plan and ratifying the Company’s actions taken to date with respect to the Plan. The Plan and the transactions contemplated thereby have been approved by the Board of Directors as being advisable and in the best interests of the Company and its stockholders. The Plan shall constitute the adopted Plan of the Company upon the later to occur of (a) the date of stockholder approval referenced above; and (b) the date on which the Company consummates the sale of all of the issued and outstanding membership interests of Vie Securities, LLC to a third party (such date being the “Adoption Date”). Adoption of this Plan by holders of a majority of the outstanding Common Stock constitutes, effective as of the Adoption Date, the approval by the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions (including by merger) and shall constitute ratification of all contracts for sale, exchange or other disposition entered into in connection with this Plan.

2.	Notice of Liquidation. As soon as practicable after the Adoption Date but in no event later than 20 days prior to the filing of Certificate of Dissolution as provided in Section 12 below, the Company shall take reasonable steps to mail notice to its creditors and employees that this Plan has been approved by the Board of Directors and the stockholders as provided in the DGCL.

3.	Activities following Adoption of Plan of Liquidation. After the Adoption Date, the Company shall not engage in any business activities except to the extent the Board of Directors determines to be necessary or advisable to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. From and after the Adoption Date, the Company shall have the authority to and shall complete in its discretion (including as to timing) the following corporate actions:

a.	collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions (including by merger) upon such terms and conditions as the

Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company’s stockholders;

b.	transfer of the Company’s property and assets (including cash, cash equivalents and accounts receivable) to a liquidating trust or trusts (established pursuant to Section 7 hereof);

c.	pay any distributions to creditors, employees and others pursuant to Section 4 below;

d.	pursue lawsuits, claims and arbitration awards by the Company (including arbitration with the Toronto Stock Exchange) and defending against the same; and

e.	wind up the affairs of the Company.

The Company will commence the sale and disposition of its assets as soon as possible following the Adoption Date. The Company’s activities will be limited to continuing the Company’s remaining businesses pending the sale or other disposition of the Company’s remaining business units, distributing the Company’s assets in accordance with the Plan, establishing a contingency reserve for payment of the Company’s expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the Plan, selling any of the Company’s remaining assets, and terminating any of the Company’s remaining contracts, agreements, relationships and other outstanding obligations. The Company’s assets and properties may be sold in bulk to one buyer or a small number of buyers or in a series of transactions with numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall take reasonable steps to collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

4.

Authorized Distributions. The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. may pay and otherwise provide for the payment or discharge of any liabilities and obligations, including, without limitation, contingent or unascertained liabilities and obligations determined or otherwise reasonably estimated to be due either by the Company or a court of competent jurisdiction. Specifically, the Company shall be authorized to pay ongoing operating expenses of the Company. The foregoing may be accomplished by use of one or more trusts (including a liquidating trust), escrows, reserve funds, plans or other arrangements as determined by the Company or required by law, and the stockholders, by adoption of this Plan, do constitute and appoint any agent or trustee under the arrangements provided by the Company pursuant to this Section 4 as the agent or trustee for the limited purposes provided in the agreement in which such purposes are set forth. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.

5.	Distributions to Stockholders. (a) Subject to Section 4, hereof, the Company shall to the extent possible distribute pro rata to its stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company in accordance with the liquidation preferences of the Company’s Certificate of Incorporation. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 8 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan. If, however, all of the Company’s assets are not distributed within three years after the date the certificate of dissolution is filed with the State of Delaware, the Company will transfer the remaining assets to a liquidating trust as provided in Sections 7 and 8 hereof. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.

(b) The distributions to the stockholders, if any, shall be in consideration of the complete cancellation of all of the outstanding Common Stock of the Company, any other securities convertible into Common Stock of the Company and any shares of Preferred Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock and Preferred Stock to the Company or its agents for recording of rights or any distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock or Preferred Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to each of the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock, Preferred Stock or securities convertible into Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock and Preferred Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for those stockholders entitled to any final liquidating distribution, if any, and (ii) the date on which the Company files its Certificate of Dissolution under the DGCL, and thereafter certificates representing Common Stock and Preferred Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing Common Stock or Preferred Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.	Retention of Third Parties. The Company’s Board of Directors may, at any time, retain a third party to complete the liquidation of the Company’s remaining assets and distribute proceeds from the sale of assets to the Company’s stockholders pursuant to the Plan. This third-party management may involve a liquidating trust, which, if created, would succeed to all of the Company’s assets, liabilities and obligations. The Board of Directors may appoint one or more of directors or officers or a third party to act as trustee or trustees of such liquidating trust.

7.	Transfers to Liquidating Trusts. If deemed necessary by the Company’s Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more trusts established for the benefit of the Company’s creditors and stockholders, which assets would thereafter be sold or distributed on terms approved by its trustees. If all of its assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the Company’s dissolution, the Company will transfer in final distribution such remaining assets to a trust. The Company’s Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.

8.	Appointment of Trustees. The Company’s Board of Directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts (the

“Trustees”) and to cause the Company to enter into a liquidating trust agreement or agreements with such Trustee or Trustees on such terms and conditions as may be approved by the Company’s Board of Directors. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Any such conveyance to the Trustees shall be in trust for the creditors and stockholders of the Company. The Company, subject to this Section 8 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Approval and authorization of the Plan also will constitute the approval by the Company’s stockholders of any such appointment and any liquidating trust agreement or agreements.

9.	Liquidating Distributions and Authorized Expenses. Following the Closing of the sale of Vie Securities, LLC as set forth in Section 1, the Company expects to use available cash and the proceeds from the sale of Vie Securities, LLC (minus amounts owing to creditors), to address liabilities, severance benefits, a reserve for contingent claims and a payment in liquidation to stockholders. In addition to satisfying or settling the liabilities currently on the Company’s balance sheet and contingent claims, the Company anticipates using available cash following the Closing and in the next several months for a number of items, including, but not limited to, payment of:

a)	Transaction-related expenses, including expenses related to the sale of Vie Securities, LLC;

b)	Settlement of obligations on the Company’s Balance Sheet, including certain non-trade creditors;

c)	Severance benefits;

d)	A reserve to support the Company’s continuing operations until such time as they can be reasonably sold or shut down; and

e)	If available, a cash payment in liquidation to stockholders, on a pro rata basis.

10.

Payment of Professional Fees. In connection with and for the purposes of implementing and ensuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. In addition, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval by the Company’s stockholders of the payment of any such compensation.

11.	Indemnification. Following the approval of the Plan by the Company’s stockholders, the Company will continue to indemnify the Company’s officers, directors, employees and agents in accordance with the Company’s restated certificate of incorporation, as amended, and by-laws, including for actions taken in connection with the Plan and the winding up of the Company’s affairs. The Company’s obligation to indemnify these persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

12.	Dissolution and Taxation. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the “Certificate of Dissolution”) in accordance with the DGCL. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

13.	Amendment of Plan of Liquidation. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the fullest extent permitted by the DGCL.

14.	Further Action Authorized. The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

15.	Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

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